UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 11, 2018
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Open Text Corporation
(Exact name of Registrant as specified in its charter)
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Canada	0-27544	98-0154400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
275 Frank Tompa Drive, Waterloo, Ontario, Canada N2L 0A1
(Address of principal executive offices)
(519) 888-7111
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events
We previously disclosed receipt from the United States Internal Revenue Service (IRS) of a draft Notice of Proposed Adjustment (NOPA) for our fiscal year ended June 30, 2010 (Fiscal 2010) and that we expected to receive a NOPA for our fiscal year ended June 30, 2012 (Fiscal 2012). On July 11, 2018 we received from the IRS a revised draft NOPA proposing an increase to our U.S. federal taxes for Fiscal 2010 (the 2010 NOPA) and a draft NOPA proposing an increase to our U.S. federal taxes for Fiscal 2012 (the 2012 NOPA), respectively.
A NOPA is an IRS position and does not impose an obligation to pay tax. After evaluation of these NOPAs, we continue to strongly disagree with the IRS’ positions and intend to vigorously contest the proposed adjustments to our taxable income. As of the date of this Current Report on Form 8-K, and as previously disclosed, we have not recorded any material accruals in respect of these examinations in our Consolidated Financial Statements.
In connection with these ongoing matters with the IRS, our previously disclosed estimated potential aggregate liability, as of March 31, 2018, was approximately $605 million. We currently estimate our potential aggregate liability, as of June 30, 2018, to be approximately $725 million, an increase of $120 million, comprising approximately $455 million in U.S. federal and state taxes, approximately $105 million of penalties, and approximately $165 million of interest, further described below.
The 2010 NOPA received from the IRS on July 11, 2018 increases the one-time proposed adjustment to our U.S. federal income taxes for Fiscal 2010 by approximately $55 million, from, as previously disclosed, approximately $280 million to approximately $335 million. Such increase is based on the IRS’ assertion that certain of our intangible property involved in our internal reorganization had a greater value than was assigned to it in the original draft NOPA. As contemplated by the original draft NOPA, the 2010 NOPA asserts penalties equal to 20% of the additional proposed taxes for Fiscal 2010.
On July 11, 2018 we also received, consistent with previously disclosed expectations, the 2012 NOPA proposing an approximately $80 million adjustment to our U.S. federal taxes for Fiscal 2012, which was previously included in our estimated potential aggregate liability of approximately $605 million. The 2012 NOPA also asserts, however, that the penalty rate should be 40% of the additional proposed taxes for Fiscal 2012.
The $120 million increase from the previously estimated potential aggregate liability of approximately $605 million is attributable to (i) approximately $95 million of increased proposed U.S. federal and state taxes and associated penalties and interest related to the IRS asserting a higher valuation of our intangible property in the 2010 NOPA, (ii) approximately $20 million related to the additional 20% penalties and associated interest asserted by the IRS in the 2012 NOPA, and (iii) approximately $5 million related to an estimate of additional interest that has continued to accrue since March 31, 2018.
Based on our discussions with the IRS and the fact that the adjustments proposed in these NOPAs reflect the IRS’ own asserted valuations of our intangible property, we do not expect the IRS to further revise the NOPAs to increase any of their proposed adjustments to our U.S. federal income taxes (subject to the continued accrual of interest, as noted above).
As previously disclosed and noted above, we strongly disagree with the IRS’ positions and intend to vigorously contest the proposed adjustments to our taxable income. We are continuing to examine various alternatives available to taxpayers to contest the proposed adjustments. Any such alternatives could involve a lengthy process and result in the incurrence of significant expenses. An adverse outcome of these tax examinations could have a material adverse effect on our financial position and results of operations.
For the historical background of these NOPAs in greater detail and for further details of this and other tax audits to which we are subject, see notes 13 "Guarantees and Contingencies" and 14 "Income Taxes" to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 and notes 13 "Guarantees and Contingencies" and 14 "Income Taxes" to the Consolidated Interim Financial Statements included in our Quarterly Report for the quarter ended March 31, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN TEXT CORPORATION

July 16, 2018	By:	/s/ Gordon A. Davies
Gordon A. Davies Executive Vice President, Chief Legal Officer and Corporate Development